Exhibit 99.1

NEWS RELEASE

Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Continued Positive NicVAX Phase 2b Data at Nine Months

NicVAX Supports Statistically Significant Point Prevalence and Continuous Abstinence by Dose,

Schedule and Antibody Response; Nabi to Host Conference Call Today

Boca Raton, Florida, September 5, 2007 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced nine-month data from its ongoing trial of NicVAX® (Nicotine Conjugate Vaccine), the company’s innovative and proprietary investigational vaccine being developed to treat nicotine addiction and prevent smoking relapse. These nine-month data demonstrate NicVAX efficacy in supporting statistically significant and continuous abstinence rates by dose as well as by antibody response. The nine-month data also have enabled Nabi to determine what it believes is the most effective dose and schedule for NicVAX and determine the antibody concentration threshold for clinical efficacy. In May 2007, Nabi announced this trial’s six-month data – a statistically significant number of patients with a high anti-nicotine antibody response met the trial’s primary endpoint of eight weeks of continuous abstinence between weeks 19-26.

NicVAX Nine-Month Data Key Findings

•	High antibody responders (top 30%) continued to show statistically significant abstinence at nine months:

o	9-Month continuous abstinence rate: NicVAX=20% (12/61, p=0.0076) vs. Placebo=6% (6/100)

•	Statistically significant dose response observed for continuous abstinence at six and nine months for Schedule 2, 200 and 400 microgram doses in the intent to treat population:

o	9-Month continuous abstinence: NicVAX 400 µg =18% (9/51, p=0.0047), Placebo=4% (4/100)

o	9-Month continuous abstinence: NicVAX 200 µg =14% (7/50, p=0.027), Placebo=4% (4/100)

•	Most effective schedule selected: Schedule 2 (five injections over six months)

•	Most effective dose selected: 400 micrograms

•	Threshold antibody level identified and probability of abstinence vs. antibody levels calculated:

o	Attainment of the antibody threshold at Target Quit Date determines chronic abstinence

o	Subjects in the therapeutic effect window have a >50% likelihood of quitting

•	No compensatory smoking or increase in withdrawal symptoms

•	Through the nine months of the Phase 2b trial, NicVAX continues its attractive safety trends with a favorable adverse events profile and no difference between placebo and each dose group.

“We are extremely pleased with the NicVAX data and the continued smoking cessation trends we’ve observed through nine months of this clinical trial,” said Dr. Leslie Hudson, Interim President and Chief Executive Officer of Nabi. “Our latest analyses have helped us identify a NicVAX dose that achieves the high antibody levels associated with helping smokers successfully quit smoking and remain abstinent over long periods of time. These analyses have also provided us with data that are extremely important for our ongoing partnering efforts. We believe the full 12-month data will be invaluable as we determine next steps for our clinical development program.”

To gain greater perspective on these data, Nabi discussed its nine-month findings with nationally recognized smoking cessation researchers and the National Institute on Drug Abuse (NIDA). Nabi will use these validated and promising nine-month data to advance its partnership discussions surrounding NicVAX.

“The data seen to-date for NicVAX have been extremely encouraging,” said Dr. Dorothy Hatsukami, Forster Family Professor in Cancer Prevention and Professor of Psychiatry at the University of Minnesota Tobacco Use Research Center. “The data show that there is an observable link between the high antibody levels achieved with the 400 microgram NicVAX dosing regimen and the ability of these patients to quit smoking and to remain abstinent. This key development – the success of a smoking cessation vaccine – could have an important impact on how we address smoking and smoking relapse.”

Nabi will discuss and present these nine-month data in further detail at several upcoming scientific and investor conferences. Nabi is scheduled to participate in the Biennial Conference of the California Tobacco-Related Disease Research Program, Oct. 8-9, 2007 in Sacramento, California. Additionally, Dr. Dorothy Hatsukami is scheduled to present NicVAX findings at the 9th European Society for Research on Nicotine and Tobacco (SRNT) Europe conference, October 3-6, 2007 in Madrid, Spain. Dr. Leslie Hudson is also slated to present on Sept. 6, 2007 at the Thomas Weisel Partners Healthcare Conference in Boston and on Sept. 11, 2007 at the Bear Stearns Healthcare Conference in New York. Additionally, the full twelve-month NicVAX data have been accepted for presentation at the American Heart Association (AHA) Scientific Sessions 2007 in Orlando, Florida on November 7, 2007.

Conference Call

Nabi will host a live webcast at 5:30 p.m. EDT today, September 5, to discuss these nine-month data. Additionally, presentation slides highlighting key data points will be made available immediately prior to today’s call. These slides can be accessed at http://www.nabi.com.

The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1641393 or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is (866) 713-8307 and the international call-in number is (617) 597-5307. The participant passcode is 42339034. An audio replay will be available for U.S./Canada callers at (888) 286-8010 and for international callers at (617) 801-6888. The participant passcode is 67358690.

An archived version of the webcast will be available at the same Internet address through September 12, 2007. The audio replay also will be available through September 12, 2007. The press release will be available on the company’s website at http://www.nabi.com.

About the Phase 2b Study

The Phase 2b study is a double-blind, placebo-controlled and dose-ranging study comprised of 301 patients designed to establish proof of concept and the optimal dose for the Phase 3 program. This study was designed in collaboration with the U.S. Food and Drug Administration and other global regulatory agencies and incorporates the most current clinical trial standards and prevailing protocol design for smoking cessation studies. The trial’s primary endpoint is the rate of carbon monoxide (CO)-confirmed, continuous abstinence from smoking during weeks 19-26 after first vaccination.

About NicVAX

NicVAX is an innovative and proprietary investigational vaccine being developed by Nabi to treat nicotine addiction and prevent smoking relapse. NicVAX is designed to stimulate the immune system to produce antibodies that bind to nicotine. A nicotine molecule attached to an antibody is too large to cross the blood-brain barrier. Therefore, NicVAX blocks nicotine from reaching its receptors in the brain and prevents the highly-addictive pleasure sensation experienced by smokers and users of nicotine products. Pre-clinical and previous clinical data, as well as the study reported here, show that NicVAX’s ability to block nicotine from reaching the brain could help people quit smoking. Because the body’s immune system can be boosted to produce long-lasting antibodies, Nabi believes NicVAX also could be effective in preventing smoking relapse. Relapse is a significant challenge facing smokers and, with currently-available smoking cessation therapies, relapse rates can be as high as 90% in the first year after a smoker quits.

NicVAX Development Progress to Date

In September 2005, Nabi announced that it received a $4.1 million grant from the National Institute on Drug Abuse (NIDA), which is part of the National Institutes of Health. NIDA has also funded, in part, the costs for toxicology testing and earlier clinical trials in the U.S. and contributed scientific and clinical expertise to the program overall. In March 2006, Nabi Biopharmaceuticals announced that NicVAX had received Fast Track Designation from the FDA, which facilitates the development of products that treat serious diseases where an unmet medical need exists. Nabi Biopharmaceuticals’ intellectual property portfolio for technology related to NicVAX includes both issued and pending patents in the U.S. In addition, Nabi holds granted patents in 18 European countries, plus patents and pending patent applications in numerous other countries around the world.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and, in certain areas, market products that target serious medical conditions in the areas of hepatitis and transplants, gram positive bacterial infections and nicotine addiction. We are a vertically integrated company with sales of antibodies and other biologics, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], a pipeline of products in various stages of development and a state-of-the-art manufacturing capability. The company operates through two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics has responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals is responsible for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about reorganization of our current business into two new business units, our strategic alternatives process and clinical trials and studies. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully continue development of our pipeline products, including NicVAX; obtain successful clinical trial results; successfully partner with third parties to fund, develop, manufacture and/or distribute our existing and pipeline products, including NicVAX and our Gram-positive infections products; our ability to successfully complete our strategic alternatives process; realize anticipated cost savings related to job elimination due to greater than anticipated severance-related costs or other factors; generate sufficient cash flow from sales of products or from milestone or royalty payments to fund our development and commercialization activities; attract and maintain the human and financial resources to commercialize current products and bring to market products in development; depend upon third parties to manufacture or fill our products; achieve approval and market acceptance of our products; expand our sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products; effectively and/or profitability use, or utilize the full capacity of, our vaccine manufacturing facility; manufacture NicVAX or other products in our own vaccine manufacturing facility; comply with reporting and payment obligations under government rebate and pricing programs; raise additional capital on acceptable terms, or at all; and re-pay our outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report for the quarter ended June 30, 2007 on Form 10-Q with the Securities and Exchange Commission.